As filed with the Securities and Exchange Commission on March 3, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Quantum-Si Incorporated

(Exact name of registrant as specified in its charter)

Delaware	85-1388175
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

29 Business Park Drive Branford, Connecticut	06405
(Address of Principal Executive Offices)	(Zip Code)

2021 Equity Incentive Plan

(Full title of the plan)

Jeffry Keyes

Chief Financial Officer and Treasurer

Quantum-Si Incorporated

29 Business Park Drive

Branford, Connecticut 06405

(Name and address of agent for service)

(866) 688-7374

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) is being filed by Quantum-Si Incorporated (the “Registrant”) for the purpose of registering 8,654,750 additional shares of Class A common stock, par value $0.0001 per share of the Registrant (“Class A Common Stock”), reserved for issuance under the Quantum-Si Incorporated 2021 Equity Incentive Plan (the “2021 Plan”), representing an increase of 8,654,750 shares reserved under the 2021 Plan effective January 1, 2026 by operation of the 2021 Plan’s “evergreen” provision.

These additional shares of Class A Common Stock are securities of the same class as other securities for which registration statements on Form S-8 relating to the same benefit plan were filed with the Securities and Exchange Commission (the “Commission”) on September 2, 2021 (File No. 333-259271), March 1, 2022 (File No. 333-263154), March 17, 2023 (File No. 333-270630), February 29, 2024 (File No.  333-277533), and March 3, 2025 (File No. 333-285510) (collectively, the “Prior Registration Statements”).

The contents of the Prior Registration Statements, as amended, or as modified or superseded pursuant to Rule 412 under the Securities Act of 1933, as amended (the “Securities Act”), are hereby incorporated by reference in this Registration Statement pursuant to General Instruction E to Form S-8, except as otherwise set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

a.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “Annual Report”), filed with the Commission on March 3, 2026.

b.	Any other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above.

c.

The description of the Registrant’s securities contained in the Registrant’s registration statement on Form 8-A (File No. 001-39486), filed by the Registrant with the Commission under Section 12(b) of the Exchange Act, on September 2, 2020, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made part hereof from their respective dates of filing (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Document(s)”); provided, however, that the documents listed above or subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Registrant’s Annual Report on Form 10-K covering such year shall cease to be Incorporated Documents or be incorporated by reference in this Registration Statement from and after the filing of such Annual Report.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”), permits a corporation to indemnify its directors and officers against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties. The directors or officers must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, an action only by or in the right of the corporation, indemnification may be made only for expenses, including attorney’s fees, actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. The amended and restated certificate of incorporation, as amended, of the registrant provides that the registrant may indemnify its directors, officers, employees or agents to the fullest extent permitted by applicable law and the amended and restated bylaws of the registrant provide that the registrant shall indemnify its directors and officers to the fullest extent permitted by applicable law.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability of (1) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) a director for payments of unlawful dividends or unlawful stock purchases or redemptions, (4) a director or officer for any transaction from which the director or officer derived an improper personal benefit, or (5) an officer in any action by or in the right of the corporation. The amended and restated certificate of incorporation, as amended, of the registrant provides for such limitation of liability with respect to directors and officers of the corporation.

We have entered into indemnification agreements with each of our directors and officers in which we have agreed to indemnify and hold harmless, and also advance expenses as incurred, to the fullest extent permitted under applicable law, against all expenses, losses and liabilities incurred by the indemnitee or on the indemnitee’s behalf arising from the fact that such person is or was a director, officer, employee or agent of our company or our subsidiaries.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, our amended and restated certificate of incorporation, as amended, our amended and restated bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise.

We maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

Item 8.	Exhibits.

Exhibit Number	Exhibit Description	Filed Herewith	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/ Reg. Number

4.1	Second Amended and Restated Certificate of Incorporation of the Registrant, as amended.		10-Q (Exhibit 3.1)	8/7/2024	001-39486

4.2	Amended and Restated Bylaws of the Registrant.		10-K (Exhibit 3.2)	3/1/2022	001-39486

4.3	Specimen Class A Common Stock Certificate.		S-4/A (Exhibit 4.1)	5/11/2021	333-253691

5.1	Opinion of DLA Piper LLP (US)	X

23.1	Consent of DLA Piper LLP (US) (included in opinion of counsel filed as Exhibit 5.1).	X

23.2	Consent of PricewaterhouseCoopers LLP.	X

23.3	Consent of Deloitte & Touche LLP.	X

24.1	Power of Attorney (included on the signature page hereof).	X

99.1+	Quantum-Si Incorporated 2021 Equity Incentive Plan.		8-K (Exhibit 10.13.1)	6/15/2021	001-39486

99.2+	Form of Stock Option Agreement under 2021 Equity Incentive Plan.		8-K (Exhibit 10.13.2)	6/15/2021	001-39486

99.3+	Form of Restricted Stock Unit Agreement under 2021 Equity Incentive Plan.		Form 10-K (Exhibit 10.13.3)	2/29/2024	001-39486

107	Filing Fee Table	X

+	Denotes management contract or compensatory plan or arrangement

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Branford, State of Connecticut, on March 3, 2026.

QUANTUM-SI INCORPORATED

By:	/s/ Jeffrey Hawkins
Jeffrey Hawkins
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below constitutes and appoints each of Jeffrey Hawkins and Jeffry Keyes, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Jeffrey Hawkins	President, Chief Executive Officer and Director (Principal Executive Officer)	March 3, 2026
Jeffrey Hawkins

/s/ Jeffry Keyes	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	March 3, 2026
Jeffry Keyes

/s/ Charles Kummeth	Chairman of the Board	March 3, 2026
Charles Kummeth

/s/ Paula Dowdy	Director	March 3, 2026
Paula Dowdy

/s/ Ruth Fattori	Director	March 3, 2026
Ruth Fattori

/s/ Amir Jafri	Director	March 3, 2026
Amir Jafri

/s/ John Patrick Kenny	Director	March 3, 2026
John Patrick Kenny

/s/ Brigid A. Makes	Director	March 3, 2026
Brigid A. Makes

/s/ Scott Mendel	Director	March 3, 2026
Scott Mendel

/s/ Kevin Rakin	Director	March 3, 2026
Kevin Rakin

/s/ Jonathan M. Rothberg, Ph.D.	Director	March 3, 2026
Jonathan M. Rothberg, Ph.D.